OFFICER’S CERTIFICATE

This is to certify that the premium for the Investment Company Blanket Bond issued by National Union Fire Insurance Company of Pittsburgh, PA to Mutual of America Institutional Funds, Inc. was paid for the period March 1, 2016 through March 1, 2017.

Dated: April 29, 2016

/s/ Maria Brophy
Maria Brophy